Exhibit 10.1

190 Carondelet Plaza, Suite 1530
Clayton, MO 63105-3443
January 17, 2025

Damian Gumpel

Re: Voluntary Separation

Dear Damian,

This letter is to confirm the mutual agreement between you and Olin Corporation (“Olin”) regarding your voluntary separation from employment with Olin effective February 22, 2025 (the “Separation Date”). Below outlines the benefits available to you upon your separation and those additional benefits that you would be offered in consideration of your continued employment and full cooperation with Olin relative to any and all legal proceedings for which you have been identified as a key resource or witness, including, but not limited to, participating in currently scheduled depositions. Notwithstanding anything in this letter, your employment with Olin shall remain on an at-will basis that may be terminated at any time for any reason.

Employment Separation Date and Accrued, Unused Vacation Pay:
Your last day of active employment will be February 21, 2025. Your accrued, unused 2025 vacation will be paid as a lump sum as soon as administratively feasible after termination in accordance with normal payroll practices. Your employment record will reflect “Termination – Resignation” effective February 22, 2025.

Healthcare Benefits
If you are enrolled in Olin’s healthcare coverage (medical, dental and vision plans), your coverage will continue through February 28, 2025, at active employee rates in accordance with the terms of the applicable plan documents.

Following the Separation Date, you will receive a COBRA election notice that describes your eligibility for, and all rights related to COBRA coverage. If you wish to participate in COBRA, you must elect that coverage within the timeframe provided in the COBRA election notice.

Coverage under your company-provided benefits will end as outlined in Appendix A.

2024 Short Term Incentive Program (“STIP”) Target Payment. Assuming there is a payout, you will receive a payout under the STIP based on your active employment through the full performance year. This payment will be made at the same time as other participants receive STIP payments, anticipated to be in early March 2025. All applicable taxes and withholdings will be applied.

You will not be eligible for a 2025 STIP payment.

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2022 Performance Share Grant. Assuming there is a payout, you will receive a payout of performance shares for the 2022 Grant based on your active employment through the full performance period that ended December 31, 2024. This payment will be made at the same time as other participants receive their performance share payouts, anticipated to be late February 2025. All applicable taxes and withholdings will be applied.

Retention Agreement
Pursuant to Section 3(b) of the Retention Agreement you executed with Olin on December 20, 2023, all future unvested Retention Bonus payments are forfeited. However, you remain obligated to adhere to all requirements relative to the covenants concerning Confidentiality, Non-Competition, Non-Solicitation, Non-Interference with Key Relationships, Non-Disparagement, and Return of Property found in Sections 5 to 9 of your Retention Agreement, which is included herewith. The 12-month Restriction Period associated with the Non-Competition and Non-Solicitation restrictions will begin on February 22, 2025, and end on February 21, 2026.

In addition, the existing Retention Agreement identifies the following relative to your commitment to legal cooperation:

“You also agree that, during the Restriction Period, you will reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future that relate to events or occurrences that occurred while you were employed or providing services to the Company and of which you have relevant knowledge. Your reasonable cooperation in connection with such claims or actions will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter. You further agree to cooperate with the Company reasonably and truthfully in connection with any investigation or review by any federal, state, or local regulatory authority relating to events or occurrences that transpired while you were employed with or providing services to the Company and of which you have relevant knowledge. The Company will promptly pay (or reimburse) you (i) for any and all reasonable out-of-pocket expenses incurred by you in connection with such cooperation and (ii) a reasonable hourly rate determined by the Company for all time provided pursuant to this paragraph in excess of 20 hours.”

While this section identifies the expectation relative to legal cooperation upon your voluntary termination, it is Olin’s intention that in consideration of you remaining employed at Olin through February 21, 2025 and executing a “Separation Agreement and General Release” (the “Release”) the Company is prepared to offer additional “Separation Benefits” as outlined below.

For avoidance of doubt, Olin does not intend at this time to take action to seek to prevent your employment with Chemours, notwithstanding its right to do so under your Retention Agreement, but it reserves all rights in that regard and all other rights available to it pursuant to the terms of your Retention Agreement and the law.

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Separation Benefits:

In consideration of Olin’s request that you remain actively employed through February 21, 2025 and that you agree to remain fully engaged and committed to cooperating with Olin in all legal proceedings for which you have been identified as a key resource or witness, including participating in currently scheduled depositions, and if you sign and do not revoke the attached “Separation Agreement and General Release” (the “Release Agreement”) within the time period provided, you will also be eligible for the following “Separation Benefits”:

•Hourly Rate for Cooperation in Legal Proceedings. The Company will pay you a reasonable hourly rate ($300/hour) for all time provided after the Separation Date in satisfaction of your cooperation obligations notwithstanding that the Release Agreement only requires payment for hours in excess of 20 hours.

•Long-Term Incentive Programs.
oFor all vested options, Olin’s continuation policy identifies that for voluntary terminations excluding retirement, an individual has one (1) year from the Separation Date in which to exercise vested options. Under this agreement, Olin will extend the exercise period to two (2) years from the Separation Date.

o2022 Grant – You have one tranche of options yet to vest. This tranche of 8,000 options will vest on February 22, 2025.

o2023 Grant – You have two tranches of unvested options. The second tranche of 6,444 options will vest on February 22, 2025. The final tranche will be forfeited.

o2024 Grant – You have three tranches of unvested options. The first tranche of 7,586 options will vest on February 22, 2025. The remaining two tranches will be forfeited.

o2023 Performance Shares. You have 9,084 unvested performance shares that are expected to vest on December 31, 2025. Assuming the company’s performance results in a payout, you will be eligible to receive a payout based on the number of months worked during the performance period (26 of 36 months). The payout will be paid in cash and be paid out at the same time as other performance share payouts for the 2023 grant (typically late February 2026).

oAll other unvested options and performance shares will be forfeited.

Other Benefits:
Please review the attached Appendix A for information on certain other benefit and compensation plans in which you may be eligible for benefits. Eligibility for benefits (if any) under these plans is not dependent on execution of the attached Release Agreement.

Note that all payments and benefits described in this communication shall be subject to tax withholdings required by applicable law and other standard payroll deductions. You are responsible for all taxes, interest, and penalties that may be imposed with respect to the payments and benefits contemplated by this communication.

Patents and Confidential Information:

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You should be aware that the Employment Agreement Relating to Intellectual Property (including inventions, patents, and confidential information) which you signed on June 16, 2008, shall continue to remain in effect according to its terms.

If you have any questions, please contact me at 314-480-1478.

Sincerely,

/s/ Valerie A. Peters
Valerie A. Peters
VP, Chief Human Resources Officer
Olin Corporation

I, Damian Gumpel, acknowledge and agree that the separation details as outlined in this Voluntary Separation letter align with my understanding of the conditions of my separation from Olin. I further acknowledge and agree that the Executive Retention Agreement that I signed on December 16, 2023 remains in effect and that I will comply with all requirements as identified in the Agreement.

/s/ Damian Gumpel_____________
Signature

1/20/2025_____________________
Date

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Appendix A
The information provided below is for convenience purposes but is no guarantee that you are eligible for benefits or any certain level of benefits under any Plan. The summary below is intended to be a very brief overview of the Plans identified and may not cover all Olin benefit plans for which you are eligible. For avoidance of doubt, benefits (if any) provided under the below Plans do not constitute Separation Benefits.

Insurance and Disability Benefits:
The following benefits end on your last day worked (or as otherwise indicated below):
•All Life Insurance Coverages
oCompany Paid Life Insurance – continues through Separation Date
oBusiness Travel Accident Insurance - ends on last day worked
oSupplemental Life Insurance – continues through Separation Date
oAccidental Death & Dismemberment Insurance – continues through Separation Date
oAny location specific death benefit policies – ends on last day worked
•Short Term Disability Benefits – ends on last day worked
•Long Term Disability Benefits -- ends earlier of last day worked or notice of Separation

Olin Corporation Retirement Savings Plan:
Contributions to the Olin Corporation Retirement Savings Plan (the “Plan”) from both you and Olin, will end with your final regular paycheck as an active employee. Contributions will not be made on any Separation Benefits, including Employment Transition Benefits (ETB) payments. For information on withdrawals and distribution options, contact Empower at 1-833-401-6546 or visit empower.com/olin.

If you have an outstanding loan under the Plan, consult Empower about repayment through ACH electronic payment or a lump sum. Deductions will stop with your final paycheck. Loans will not be deducted from Separation Benefits. You must repay the loan within 60 days following your last workday to avoid default. Defaulted loans will be taxed as distributions, possibly with a 10% penalty.

You are vested in your contributions and the company match, but vesting for the company’s retirement account contribution depends on your years of service. More vesting information is available in the Summary Plan Description (SPD) on the Total Rewards portal, for a short period of time after separation, and in your Empower account.

Consult a tax and financial advisor about your Plan participation, including withdrawals, loans, and distributions.

In the event of any discrepancy between the information in this communication (or any other written or oral communication) and the legal plan document that governs Olin retirement, health, benefit or compensation or any other plan referenced herein (collectively referred to as the “Plans”), the applicable legal plan document (as interpreted by the applicable plan administrator) of a Plan will control in all cases. As always, Olin reserves the right to amend, change, or terminate any Plan at any time in its sole discretion (including, without limitation, to any group of employees including retirees). You may want to consult with a qualified financial and/or tax advisor regarding your participation under any Plan.

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